Exhibit 10(xxii)

                               FIFTH AMENDMENT OF
                           MONROE BANCORP THRIFT PLAN
                           --------------------------
       (As Amended and Restated Generally Effective as of January 1, 2001)


WHEREAS, Monroe Bancorp (the "Corporation") maintains the Monroe Bancorp Thrift Plan (As Amended and Restated Generally Effective as of January 1, 2001) (the "Plan"); and WHEREAS, the Economic Growth and Tax Relief Reconciliation Act of 2001 (i) requires retirement plans which provide for the mandatory cash out of small benefits to roll the cashed out benefits of more than $1,000 to an individual retirement plan, effective with respect to distributions made on or after March 28, 2005; and (ii) allows Internal Revenue Code Section 401(k) plans to be amended to include "Roth 401(k)" contributions effective as of January 1, 2006; and

WHEREAS, the Corporation has determined that the Plan should be amended to (i) comply with the automatic rollover requirement, (ii) add the availability of Roth 401(k) contributions; and (iii) change the definition of compensation to exclude compensation not paid in cash; and WHEREAS, pursuant to the authority contained in Section 9.1 of the Plan, the Corporation has reserved the right to amend the Plan;

NOW, THEREFORE, pursuant to the amending power reserved to the Corporation and delegated to the undersigned individuals, the Plan is hereby amended, effective as of the dates indicated, as follows: By substituting the following sentence for the first sentence of Section 5.7, effective as of January 1, 2005: "A Participant's `Total Compensation' for any Plan Year means the total amount paid to the Participant by the Employers for that year as reported on the Participant's federal wage and tax statement (Form W-2), plus the amount of Compensation Deferral Contributions made on his behalf that would have been reported as taxable income on Form W-2 for that year but for his Compensation Deferral election and the amount that was not reported as taxable income on Form W-2 as a result of an election made by the Participant under a Code Section 125 or 132(f) plan maintained by an Employer less any salary reduction contributions under the Monroe Bancorp Executives' Deferred Compensation Plan, any amounts paid to Participants during the Plan Year under the `Quality Award Program' sponsored by an Employer and any amounts not paid to Participants as cash compensation."

By adding the following sentences to the end of subsection 6.5(a) effective with respect to distributions made on or after March 28, 2005:

"If the Participant's vested Account balance exceeds $1,000 but does not exceed $5,000 and the Participant does not elect to have the distribution paid to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee. If the benefit is payable to the Participant's Surviving Spouse, Beneficiary or Alternate Payee, the benefit will be paid in cash directly to the Surviving Spouse, Beneficiary or Alternate Payee."

By adding the following new Supplement F to the Plan, effective as of January 1, 2006:

                                  "SUPPLEMENT F

                            Roth 401(k) Contributions
                            -------------------------

Section F-1 Purpose. The purpose of this Supplement F is to set forth the special provisions that apply to Compensation Deferral Contributions that are designated `Roth 401(k) Contributions,' as defined in Section F-2, made on or after January 1, 2006. The provisions of this Supplement F will supersede the provisions of the Plan (except such provisions as impose conditions or


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limitations required by applicable law) to the extent necessary to eliminate any inconsistency between the Plan and this Supplement F.

Section F-2 Definition. A `Roth 401(k) Contribution' means a Compensation Deferral Contribution made by an Employer to the Plan at the election of the Participant which is:

     (a) Designated irrevocably by the Participant at the time of the election as a Roth 401(k) Contribution;

     (b) Treated by the Employer as includible in the Participant's income at the time the Participant would have received the Total Compensation if the Participant had not made the election; and

     (c) Maintained by the Plan in a separate sub-account (the `Roth 401(k) Contribution Account') under the Participant's Compensation Deferral Contribution Account as described in Section F-5.

Section F-3 Roth 401(k) Contribution Elections. A Participant may elect, in accordance with Section 3.1 and this Section, to classify all or any portion of his Compensation Deferrals as Roth 401(k) Contributions. The election, once made, is irrevocable with respect to the Roth 401(k) Contributions made under such election. A Participant may change his Compensation Deferral election as provided in Section 3.2, 3.3 and this Section; however, the characterization of the Roth 401(k) Contributions withheld prior to the effective date of the change in election may not be altered. Except as otherwise provided in this Supplement, Roth 401(k) Contributions will be treated as Compensation Deferrals for all purposes of the Plan including the Annual Additions limitations of Section 5.8; the Annual Dollar Limitation provided for in Section B-2, as modified by Section 9 of the First Amendment; the Percentage Limitation described in Section B-3, as modified by B-8; and the determination of whether the Plan is a Top-Heavy Plan as provided in Supplement C.

Section F-4 Automatic Compensation Deferrals. Unless a Participant elects otherwise in writing under rules established by the Committee, the automatic Compensation Deferrals made pursuant to subsection 3.1(b) will not be designated Roth 401(k) Contributions and will be credited to a Participant's Compensation Deferral Contribution Account pursuant to Section 5.4.

Section F-5 Roth 401(k) Contribution Sub-Account. The Committee will create and maintain a `Roth 401(k) Contribution Sub-Account' in the Participant's Compensation Deferral Contribution Account to reflect Compensation Deferral Contributions designated as Roth 401(k) Contributions made on behalf of the Participant and any gains, losses, withdrawals and other credits or charges made to such account and will maintain sufficient information to determine the extent to which any distribution from such account is a Qualified Distribution as described in Section F-6. The Roth 401(k) Contribution Sub-Account will be a sub-account of the Compensation Deferral Contribution Account and will be distributable at the same time and in the same manner as a Participant's Compensation Deferral Contribution Account.

Section F-6 Distribution of the Roth 401(k) Sub-account. Any `Qualified Distribution' from a Participant's Roth 401(k) Contribution Sub-Account will not be included in the Participant's gross income. For purposes of this Supplement, a Qualified Distribution is one that is both:

     (a)  made after a five taxable year period beginning with the earlier of
          (i) the first taxable year the Participant made a Roth 401(k) Contribution to the Plan; or (ii) if the Participant has a Roth Rollover Account, as described in F-7, the first taxable year for which the individual made a designated Roth contribution to the previously established account; and

     (b) made on or after the date on which the Participant attains age 59 1/2, dies, or becomes Totally and Permanently Disabled.

Any distribution of the earnings from a Participant's Roth 401(k) Contribution Sub-Account that is not a Qualified Distribution will be included in a Participant's gross income unless it is distributed in accordance with Section


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F-8; however, except as otherwise required under the Code, the return of the
Participant's `investment in the contract' under the principals of Code Section 72 will not be taxable.

Section F-7 Rollover Contributions and Direct Transfers. Any Rollover Contribution or direct transfer made pursuant to Section 4.7 that is being rolled or transferred from a Roth contribution account under a Code Section 401(k) or 403(b) plan or a Roth individual retirement account will be credited to a segregated account (the `Roth Rollover Account'), a sub-account of the Participant's Rollover Contribution Account, in accordance with the rules and procedures established by the Committee and the Roth Rollover Account will be subject to the same separate accounting requirements as provided in Section F-5 with respect to Roth 401(k) Contribution Sub-Accounts.

Section F-8 Direct Rollovers. A Participant may elect to make a Direct Rollover of all or a portion of his Roth 401(k) Contribution Sub-Account or Roth Rollover Account as provided in Section 6.10; however, for purposes of this Section, an `Eligible Retirement Plan' means another designated Roth 401(k) account, Roth 403(b) account or Roth individual retirement account maintained by the Participant.

Section F-9 Return of Excess Compensation Deferral Contributions. To the extent that distribution of a Participant's Compensation Deferrals, plus earnings, is required under the provisions of Section B-2 or B-3, and the Participant has made Roth 401(k) Contributions during the Plan Year, unless a Participant elects otherwise under rules established by the Committee, any distribution of an excess Compensation Deferral Contribution will be made first from the funds contributed during the Plan Year to the Roth 401(k) Contribution Sub-Account and then from the funds contributed during the Plan Year to the Compensation Deferral Contribution Account."

IN WITNESS WHEREOF, the Corporation, by its officers thereunder duly authorized, adopts this Fifth Amendment this 8th day of December, 2005, but effective as of the dates indicated.

MONROE BANCORP

By:  Mark D. Bradford

Title:  President and CEO


ATTEST:

By:  R. Scott Walters

Title:  Secretary








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